[Bloom Energy Letterhead]

Exhibit 10.45
March 31, 2020

Randy Furr

Dear Randy,

Your last date of employment as an employee will be March 31, 2020.

You will assume the role of Consultant effective April 1, 2020 through April 1, 2021. During the period that you operate as a Consultant, you will not be eligible for a salary or benefits. As a Consultant, you will make yourself available as needed to provide support to the CEO, CFO and the Executive Team.

Your stock vesting will continue per the terms and conditions of the plans for one year through April 1, 2020. The remainder of your 2019 RSU grant will be accelerated subject to Compensation Committee approval.

The signatures below document the agreements outlined above.

Date: 3/31/2020

/s/ Sonja Wilkerson
Sonja Wilkerson
EVP, Chief People Officer

/s/ Randy Furr
Randy Furr
Exiting CFO

4353 N. First Street, San Jose, CA 95134 T 408 543 1500 F 408 543 1501 www.bloomenergy.com